SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN  STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)*







                           Priceline.com Incorporated
--------------------------------------------------------------------------------
                                (Name of Issuer)



                         Common Stock, $0.008 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    741503403
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]         Rule 13d-1(b)

[X]         Rule 13d-1(c)

[_]         Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 741503403
          -------------------

--------------------------------------------------------------------------------

     1)    Names of Reporting Person

           S.S. or I.R.S. Identification No. of Above Person

                Tudor Investment Corporation
           ---------------------------------------------------------------------
                22-2514825
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

     2)    Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
               -----------------------------------------------------------------
           (b)    X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------

     3)    SEC Use Only
                           -----------------------------------------------------
--------------------------------------------------------------------------------

     4)    Citizenship or Place of Organization    Delaware
                                                --------------------------------
--------------------------------------------------------------------------------
                   (5)   Sole Voting Power                    0
                                            ------------------------------------
Number of Shares   -------------------------------------------------------------
Beneficially       (6)   Shared Voting Power          1,162,863
Owned by Each                                 ----------------------------------
Reporting Person   -------------------------------------------------------------
With               (7)   Sole Dispositive Power               0
                                                 -------------------------------
                   -------------------------------------------------------------
                   (8)   Shared Dispositive Power     1,162,863
                                                   -----------------------------
--------------------------------------------------------------------------------
     9)   Aggregate Amount Beneficially Owned
          by Each Reporting Person                    1,162,863
                                                   -----------------------------
--------------------------------------------------------------------------------
    10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)
                              --------------------------------------------------
--------------------------------------------------------------------------------

    11)    Percent of Class Represented by Amount in Row 9          3.0%
                                                             -------------------
--------------------------------------------------------------------------------

    12)    Type of Reporting Person (See Instructions)     CO
                                                        ------------------------
--------------------------------------------------------------------------------

CUSIP No. 741503403
          -------------------

--------------------------------------------------------------------------------

     1)    Names of Reporting Person

           S.S. or I.R.S. Identification No. of Above Person

                Paul Tudor Jones, II
           ---------------------------------------------------------------------

           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

     2)    Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
               -----------------------------------------------------------------
           (b)    X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------

     3)    SEC Use Only
                           -----------------------------------------------------
--------------------------------------------------------------------------------

     4)    Citizenship or Place of Organization    USA
                                                --------------------------------
--------------------------------------------------------------------------------
                   (5)   Sole Voting Power                    0
                                            ------------------------------------
Number of Shares   -------------------------------------------------------------
Beneficially       (6)   Shared Voting Power          1,162,863
Owned by Each                                 ----------------------------------
Reporting Person   -------------------------------------------------------------
With               (7)   Sole Dispositive Power               0
                                                 -------------------------------
                   -------------------------------------------------------------
                   (8)   Shared Dispositive Power     1,162,863
                                                   -----------------------------
--------------------------------------------------------------------------------
     9)   Aggregate Amount Beneficially Owned
          by Each Reporting Person                    1,162,863
                                                   -----------------------------
--------------------------------------------------------------------------------
    10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)
                              --------------------------------------------------
--------------------------------------------------------------------------------

    11)    Percent of Class Represented by Amount in Row 9          3.0%
                                                             -------------------
--------------------------------------------------------------------------------

    12)    Type of Reporting Person (See Instructions)     IN
                                                        ------------------------
--------------------------------------------------------------------------------

CUSIP No. 741503403
          -------------------

--------------------------------------------------------------------------------

     1)    Names of Reporting Person

           S.S. or I.R.S. Identification No. of Above Person

                James J. Pallotta
           ---------------------------------------------------------------------

           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

     2)    Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
               -----------------------------------------------------------------
           (b)    X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------

     3)    SEC Use Only
                           -----------------------------------------------------
--------------------------------------------------------------------------------

     4)    Citizenship or Place of Organization    USA
                                                --------------------------------
--------------------------------------------------------------------------------
                   (5)   Sole Voting Power                    0
                                            ------------------------------------
Number of Shares   -------------------------------------------------------------
Beneficially       (6)   Shared Voting Power          1,162,863
Owned by Each                                 ----------------------------------
Reporting Person   -------------------------------------------------------------
With               (7)   Sole Dispositive Power               0
                                                 -------------------------------
                   -------------------------------------------------------------
                   (8)   Shared Dispositive Power     1,162,863
                                                   -----------------------------
--------------------------------------------------------------------------------
     9)   Aggregate Amount Beneficially Owned
          by Each Reporting Person                    1,162,863
                                                   -----------------------------
--------------------------------------------------------------------------------
    10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)
                              --------------------------------------------------
--------------------------------------------------------------------------------

    11)    Percent of Class Represented by Amount in Row 9          3.0%
                                                             -------------------
--------------------------------------------------------------------------------

    12)    Type of Reporting Person (See Instructions)     IN
                                                        ------------------------
--------------------------------------------------------------------------------

CUSIP No. 741503403
          -------------------

--------------------------------------------------------------------------------

     1)    Names of Reporting Person

           S.S. or I.R.S. Identification No. of Above Person

                Tudor Proprietary Trading, L.L.C.
           ---------------------------------------------------------------------
                13-3720063
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

     2)    Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
               -----------------------------------------------------------------
           (b)    X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------

     3)    SEC Use Only
                           -----------------------------------------------------
--------------------------------------------------------------------------------

     4)    Citizenship or Place of Organization    Delaware
                                                --------------------------------
--------------------------------------------------------------------------------
                   (5)   Sole Voting Power                    0
                                            ------------------------------------
Number of Shares   -------------------------------------------------------------
Beneficially       (6)   Shared Voting Power                  0
Owned by Each                                 ----------------------------------
Reporting Person   -------------------------------------------------------------
With               (7)   Sole Dispositive Power               0
                                                 -------------------------------
                   -------------------------------------------------------------
                   (8)   Shared Dispositive Power             0
                                                   -----------------------------
--------------------------------------------------------------------------------
     9)   Aggregate Amount Beneficially Owned
          by Each Reporting Person                            0
                                                   -----------------------------
--------------------------------------------------------------------------------
    10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)
                              --------------------------------------------------
--------------------------------------------------------------------------------

    11)    Percent of Class Represented by Amount in Row 9          0.0%
                                                             -------------------
--------------------------------------------------------------------------------

    12)    Type of Reporting Person (See Instructions)     OO
                                                        ------------------------
--------------------------------------------------------------------------------

CUSIP No. 741503403
          -------------------

--------------------------------------------------------------------------------

     1)    Names of Reporting Person

           S.S. or I.R.S. Identification No. of Above Person

           The Tudor BVI Global Portfolio L.P. (f/k/a The Tudor BVI Global Portfolio Ltd.)
           ---------------------------------------------------------------------

           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

     2)    Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
               -----------------------------------------------------------------
           (b)    X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------

     3)    SEC Use Only
                           -----------------------------------------------------
--------------------------------------------------------------------------------

     4)    Citizenship or Place of Organization    Cayman Islands
                                                --------------------------------
--------------------------------------------------------------------------------
                   (5)   Sole Voting Power                    0
                                            ------------------------------------
Number of Shares   -------------------------------------------------------------
Beneficially       (6)   Shared Voting Power            269,607
Owned by Each                                 ----------------------------------
Reporting Person   -------------------------------------------------------------
With               (7)   Sole Dispositive Power               0
                                                 -------------------------------
                   -------------------------------------------------------------
                   (8)   Shared Dispositive Power       269,607
                                                   -----------------------------
--------------------------------------------------------------------------------
     9)   Aggregate Amount Beneficially Owned
          by Each Reporting Person                      269,607
                                                   -----------------------------
--------------------------------------------------------------------------------
    10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)
                              --------------------------------------------------
--------------------------------------------------------------------------------

    11)    Percent of Class Represented by Amount in Row 9          0.7%
                                                             -------------------
--------------------------------------------------------------------------------

    12)    Type of Reporting Person (See Instructions)     PN
                                                        ------------------------
--------------------------------------------------------------------------------

CUSIP No. 741503403
          -------------------

--------------------------------------------------------------------------------

     1)    Names of Reporting Person

           S.S. or I.R.S. Identification No. of Above Person

           The Raptor Global Portfolio Ltd.
           ---------------------------------------------------------------------

           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

     2)    Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
               -----------------------------------------------------------------
           (b)    X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------

     3)    SEC Use Only
                           -----------------------------------------------------
--------------------------------------------------------------------------------

     4)    Citizenship or Place of Organization    Cayman Islands
                                                --------------------------------
--------------------------------------------------------------------------------
                   (5)   Sole Voting Power                    0
                                            ------------------------------------
Number of Shares   -------------------------------------------------------------
Beneficially       (6)   Shared Voting Power            886,144
Owned by Each                                 ----------------------------------
Reporting Person   -------------------------------------------------------------
With               (7)   Sole Dispositive Power               0
                                                 -------------------------------
                   -------------------------------------------------------------
                   (8)   Shared Dispositive Power       886,144
                                                   -----------------------------
--------------------------------------------------------------------------------
     9)   Aggregate Amount Beneficially Owned
          by Each Reporting Person                      886,144
                                                   -----------------------------
--------------------------------------------------------------------------------
    10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)
                              --------------------------------------------------
--------------------------------------------------------------------------------

    11)    Percent of Class Represented by Amount in Row 9          2.3%
                                                             -------------------
--------------------------------------------------------------------------------

    12)    Type of Reporting Person (See Instructions)     CO
                                                        ------------------------
--------------------------------------------------------------------------------

CUSIP No. 741503403
          -------------------

--------------------------------------------------------------------------------

     1)    Names of Reporting Person

           S.S. or I.R.S. Identification No. of Above Person

           The Altar Rock Fund L.P.
           ---------------------------------------------------------------------
           06-1558414
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

     2)    Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
               -----------------------------------------------------------------
           (b)    X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------

     3)    SEC Use Only
                           -----------------------------------------------------
--------------------------------------------------------------------------------

     4)    Citizenship or Place of Organization    Delaware
                                                --------------------------------
--------------------------------------------------------------------------------
                   (5)   Sole Voting Power                    0
                                            ------------------------------------
Number of Shares   -------------------------------------------------------------
Beneficially       (6)   Shared Voting Power              7,112
Owned by Each                                 ----------------------------------
Reporting Person   -------------------------------------------------------------
With               (7)   Sole Dispositive Power               0
                                                 -------------------------------
                   -------------------------------------------------------------
                   (8)   Shared Dispositive Power         7,112
                                                   -----------------------------
--------------------------------------------------------------------------------
     9)   Aggregate Amount Beneficially Owned
          by Each Reporting Person                        7,112
                                                   -----------------------------
--------------------------------------------------------------------------------
    10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)
                              --------------------------------------------------
--------------------------------------------------------------------------------

    11)    Percent of Class Represented by Amount in Row 9          0.02%
                                                             -------------------
--------------------------------------------------------------------------------

    12)    Type of Reporting Person (See Instructions)     PN
                                                        ------------------------
--------------------------------------------------------------------------------

 Item 1(a).  Name of Issuer:

             Priceline.com Incorporated

Item 1(b).   Address of Issuer's Principal Executive Offices:

             800 Connecticut Avenue
             Norwalk, CT  06854

Item 2(a).   Name of Person Filing:

             Tudor Investment Corporation ("TIC")
             Paul Tudor Jones, II
             James J. Pallotta
             Tudor Proprietary Trading, L.L.C. ("TPT")
             The Tudor BVI Global Portfolio L.P. (f/k/a The Tudor BVI Global Portfolio Ltd.) ("BVI Portfolio")
             The Raptor Global Portfolio Ltd. ("Raptor Portfolio")
             The Altar Rock Fund L.P. ("Altar Rock")

Item 2(b).   Address of Principal Business Office or, if none, Residence:

             The principal business office of each of TIC and TPT is:

                  1275 King Street
                  Greenwich, CT 06831

             The principal business office of Mr. Jones and Altar Rock is:

                  c/o Tudor Investment Corporation
                  1275 King Street
                  Greenwich, CT 06831

             The principal business office of Mr. Pallotta is:

                  c/o Tudor Investment Corporation
                  50 Rowes Wharf
                  Boston, MA 02110

             The principal business office of each of BVI Portfolio and Raptor Portfolio is:

                  c/o CITCO
                  Kaya Flamboyan 9
                  P.O. Box 4774
                  Curacao, Netherlands Antilles

Item 2(c).   Citizenship:

             TIC is a Delaware corporation.
             Messrs. Jones and Pallotta are citizens of the United States.
             TPT is a Delaware limited liability company.
             BVI Portfolio is a limited partnership and Raptor Portfolio is a company, each organized under the laws of the Cayman Islands. Altar Rock is a Delaware limited partnership.

Item 2(d).   Title of Class of Securities:

             Common Stock, par value $0.008

Item 2(e).   CUSIP Number:

             741503403

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)  [  ]   Broker or Dealer registered under section 15 of the Act
         (b)  [  ]   Bank as defined in section 3(a)(6) of the Act
         (c)  [  ]   Insurance Company as defined in section 3(a)(19) of the Act
         (d)  [  ]   Investment  Company  registered   under  section 8  of  the
                     Investment  Company Act
         (e)  [  ]   Investment   Adviser  registered   under   section  203  of
                     the  Investment Advisers Act of 1940
         (f)  [  ]   Employment  Benefit Plan,  Pension Fund which is subject to the provisions of the Employee  Retirement Income Security
                     Act of 1974 or Endowment Fund; see section 240.13d-1(b)(1)
                     (ii)(F)
         (g)  [  ]   Parent     Holding Company,  in  accordance  with   section
                     240.13d-1(b)(1)(ii)(G) (Note:  See Item 7)
         (h)  [  ]   Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4.  Ownership (As of December 31, 2007).

         (a) Amount Beneficially Owned:  See Item 9 of cover pages

         (b) Percent of Class:  See Item 11 of cover pages

         (c) Number of shares as to which such person has:

              (i)    sole power to vote or to direct the vote       See Item
                                                                ----------------
                                                                5 of cover pages
                                                                ----------------

              (ii)   shared power to vote or to direct the vote      See Item
                                                                ----------------
                                                                6 of cover pages
                                                                ----------------
              (iii)  sole power to dispose or to direct the disposition of
                                                       See Item 7 of cover pages
                                                       -------------------------
              (iv)   shared power to dispose or to direct the disposition of
                                                       See Item 8 of cover pages
                                                       -------------------------

     In connection with a restructuring of its investment operations, on July 2, 2007, TPT contributed the majority of its investment positions, including Common Stock, to BVI Portfolio in exchange for an equivalent interest in BVI Portfolio (such interest to be held by a wholly-owned subsidiary of TPT). The number of shares of Common Stock previously owned directly by TPT is equal to the number of shares of Common Stock in which TPT has an indirect beneficial ownership interest following such restructuring.

     The shares of Common Stock reported herein as beneficially owned are owned directly by BVI Portfolio (269,607 shares, including shares contributed to BVI Portfolio by TPT in accordance with the restructuring referred to above), Raptor Portfolio (886,144 shares), and Altar Rock (7,112 shares). Because TIC provides investment advisory services to BVI Portfolio, Raptor Portfolio, and is the general partner of Altar Rock, TIC may be deemed to beneficially own the shares of Common Stock owned by each of such Reporting Persons. TIC expressly disclaims such beneficial ownership. Because Mr. Jones is the controlling shareholder of TIC and the indirect controlling equity holder of TPT, Mr. Jones may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC and TPT. Mr. Jones expressly disclaims such beneficial ownership. Because Mr. Pallotta is the portfolio manager of TIC and TPT responsible for investment decisions with respect to the shares of Common Stock reported herein, Mr. Pallotta may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC and TPT. Mr. Pallotta expressly disclaims such beneficial ownership.

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

              Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

              Not applicable

Item 8.  Identification and Classification of Members of the Group.

              See cover pages

Item 9.  Notice of Dissolution of Group.

              Not applicable

Item 10.  Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    Dated:      February 13, 2008


                                    TUDOR INVESTMENT CORPORATION


                                    By:      /s/ Stephen N. Waldman
                                         ---------------------------------------
                                         Stephen N. Waldman
                                         Managing Director and Associate General
                                           Counsel




                                            /s/ Paul Tudor Jones, II
                                         ---------------------------------------
                                            Paul Tudor Jones, II



                                            /s/ James J. Pallotta
                                         ---------------------------------------
                                            James J. Pallotta


                                    TUDOR PROPRIETARY TRADING, L.L.C.


                                    By:      /s/ Stephen N. Waldman
                                         ---------------------------------------
                                         Stephen N. Waldman
                                         Managing Director and Associate General
                                           Counsel


                                    THE TUDOR BVI GLOBAL PORTFOLIO L.P.

                                    By:   Tudor BVI GP Ltd.
                                    Its:  General Partner

                                    By:   Tudor Investment Corporation,
                                          Trading Advisor

                                         By:    /s/ Stephen N. Waldman
                                             -----------------------------------
                                             Stephen N. Waldman
                                             Managing Director and Associate
                                               General Counsel

                                    THE RAPTOR GLOBAL PORTFOLIO LTD.

                                    By:  Tudor Investment Corporation,
                                         Investment Adviser


                                         By:    /s/ Stephen N. Waldman
                                             -----------------------------------
                                             Stephen N. Waldman
                                             Managing Director and Associate
                                               General Counsel

                                    THE ALTAR ROCK FUND L.P.

                                    By:  Tudor Investment Corporation,
                                         General Partner


                                         By:    /s/ Stephen N. Waldman
                                             -----------------------------------
                                             Stephen N. Waldman
                                             Managing Director and Associate
                                               General Counsel